Exhibit 16.1

January 18, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Stratus Services Group, Inc. (“Stratus” or the “Company”) and, under the date of December 21, 2004, we reported on the consolidated financial statements of Stratus Services Group, Inc. as of and for the years ended September 30, 2004 and 2003. On January 6, 2006, our appointment as principal accountants was terminated. We have read Stratus’ statements included under Item 4.01 of its Form 8-K dated January 12, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company’s statement that at a meeting held on January 6, 2006, the Board of Directors of Stratus approved the dismissal of the Company’s independent accountant Amper, Politziner & Mattia, P.C. and the hiring of E. Randall Gruber, CPA, PC, and (2) the Company’s statement that it has not consulted with E. Randall Gruber, CPA, PC, on any matters relating to the application of accounting principles or any matter that was either the subject of a “disagreement” or a “reportable event” prior to his engagement.

Very truly yours,

/s/ AMPER, POLITZINER & MATTIA, P.C.